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March 10, 2017

Hartford Funds Exchange-Traded Trust

5 Radnor Corporate Center, Suite 300

100 Matsonford Road, Radnor

Pennsylvania 19087

Re:               Registration Statement on Form N-1A

Dear Sir or Madam:

As counsel for Hartford Funds Exchange-Traded Trust, a Delaware statutory trust (the “Trust”), we are familiar with the Trust’s initial registration statement on Form N-1A under the Securities Act of 1933, as amended (File No. 333-215165) and under the Investment Company Act of 1940, as amended (File No. 811-23222), and Pre-Effective Amendment No. 1 thereto (collectively, the “Registration Statement”) relating to the shares of beneficial interest (the “Shares”) of two series of the Trust (the “Funds”) to be issued and sold by the Trust.  We have examined such governmental and corporate certificates and records as we deemed necessary to render this opinion, and we are familiar with the Trust’s Amended and Restated Agreement and Declaration of Trust, as amended to date, and By-Laws.  We note that we are not admitted to practice law in the State of Delaware and, to the extent that this opinion addresses matters of Delaware law, we have relied upon the provisions of the Delaware Statutory Trust Act, and have otherwise assumed that the laws of Delaware are identical to the laws of Massachusetts in all relevant respects.

Based upon the foregoing, it is our opinion that the Shares have been duly authorized and, when issued and sold at the public offering price contemplated by the Registration Statement and delivered by the Trust against receipt of the net asset value of the Shares, will be issued as fully paid and nonassessable Shares of the Trust.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to be filed with the U.S. Securities and Exchange Commission, and to the use of our name in the Registration Statement, unless and until we revoke such consent. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act or the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP

Dechert LLP